Exhibit 10.4

June 16, 2015

Dear Paul:

LaserLock Technologies, Inc. (the “Company”) is pleased to offer you (“you” and its correlatives) full-time employment as Chief Executive Officer.

You agree to devote your full-time and best efforts to the business and interests of the Company and its affiliates, and to abide by and carry out the Company’s policies and procedures from time to time in effect.

1. Compensation. You will be entitled to a base salary computed at an annual rate of $200,000 (pro rated for partial years). All payments will be made net of all applicable withholding taxes and in accordance with the Company’s then-current payroll practices (currently, two times per month). In addition, subject to approval by the Company’s Board of Directors, you will be awarded, on a one-time basis, 42,500,000 options (the “Options”) to purchase a total of 42,500,000 shares of common stock of the Company, par value $0.01 (the “Option Shares”), vesting quarterly over 2 years, under the Company’s 2013 Comprehensive Incentive Compensation Plan Equity Incentive Plan. The Options will be evidenced by, and subject to the terms of, an Option Agreement, a form of which is attached hereto as Exhibit A. In addition, subject to approval by the Company’s Board of Directors, you will be awarded, on a one-time basis, 25,500,000 restricted stock units (the “RSUs”) related to the Company’s common stock, $0.01 par value per share (the “RSU Shares”), vesting over a two year period with one-half vesting on the one-year anniversary of commencing employment and one-eigth vesting ratably on a quarterly basis thereafter, under the Company’s 2013 Comprehensive Incentive Compensation Plan. The RSUs will be evidenced by, and subject to the terms of, a Restricted Stock Unit Agreement, a form of which is attached hereto as Exhibit B. In addition, on an annual basis, or such other period to be determined by the Company, you shall be entitled to be considered for a bonus. The size of such periodic bonus and the criterion for receipt of such periodic bonus shall be determined by the Company. The Options and RSUs are subject to adjustment, as provided in the Plan, in the event of a stock split, reverse stock split or other events affecting the holders of Shares after the date hereof. Furthermore, should the company affect a reverse stock split prior to the employee’s start date, the amount of Options and RSUs provided for in this offer letter should be adjusted to account for the reverse stock split.

2. Employee Benefits. As a full-time employee, you will be eligible to participate in all benefit programs that are generally available to the Company’s employees, including Company-subsidized medical, dental, and vision insurance coverage and, at your election, life insurance and/or long-term disability coverage. Additionally, you will be eligible to take up to four (4) weeks of paid time off per year.

LASERLOCK TECHNOLOGIES, INC.	Telephone:	(202) 400-3700
3112 M Street NW	Facsimile:	(202) 400-3701
Washington, DC 20007

June 16, 2015

3. Policies and Procedures. As an employee of the Company, you will be required to comply with all applicable state and federal regulations, and internal compliance policies and procedures in effect from time to time.

4. Representations and Warranties. You represent and warrant to the Company that (i) your agreement to the terms of this letter agreement and the performance of your duties and obligations contemplated hereunder will not violate or conflict with the provisions of any other agreement, understanding or order to which you are a party or by which you are bound; (ii) you have never been suspended, censured, or otherwise subjected to any disciplinary action or other proceeding, and you have not been notified that you are the subject of any investigation that could result in any such suspension, censor, or other disciplinary action, by any federal, state, or foreign governmental entity, by the attorney disciplinary authorities of any state, or by any securities or commodity exchange or self-regulatory organization; and (iii) you know of nothing that could result in any determination by the finder of fact in any action or matter (whether civil, criminal, regulatory or otherwise) relating to the circumstances of your employment with any previous employer(s) that would either: (A) adversely affect your ability to fully perform your duties as an employee of the Company in the capacities described herein, or (B) would by their nature cause material harm to your reputation and good standing within the Company’s industry, or to the reputation of the Company or its affiliates. Any exceptions to the foregoing must be described in factual detail and attached to this letter agreement.

5. Confidentiality, Non-Disclosure, and Non-Interference Agreement. As a condition of your employment with the Company, you will be required to sign the attached Non-Disclosure and Non-Solicitation Agreement (“NDA”), which is hereby incorporated herein by reference.

6. Employment at Will. You hereby acknowledge and agree that your employment with the Company is at will. This means that although we hope your employment relationship with us will be long-term, either you or the Company may terminate this relationship with or without cause at any time and without any prior notice, in which case your obligations under the NDA will continue in full force and effect as specified therein. Neither this letter nor any other communication should be construed as a contract of employment for a particular period of time. The nature of your employment relationship may not be changed, except by written agreement.

7. Entire Agreement. This agreement and the NDA constitute your entire agreement with respect to matters set forth herein and therein, and supersede any prior agreement(s) with respect thereto. Any changes or waiver of any of the terms of this agreement must be in writing signed by both you and the Company. The failure of the Company at any time to require performance of any of your obligations under this agreement shall in no manner affect its right to enforce the same at a later date. No waiver by the Company of any condition, or of any breach, of this agreement shall be deemed to be or construed as a further or continuing waiver of any such condition or breach.

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[Signature Page to Letter Agreement]

Please confirm your agreement to the foregoing by signing and returning one copy of this agreement to the Company.

If you have any questions, please feel free to contact us. We look forward to working with you.

Sincerely,

LASERLOCK TECHNOLOGIES, INC.

By:
Claudio Ballard
Director

By:
Jonathan Weinberger
Director

Accepted and agreed as of the date
first written above:

PAUL DONFRIED